EXHIBIT 99

DATE:  April 5, 2018

To:  Directors and Executive Officers of Panhandle Oil and Gas Inc.

From: Paul F. Blanchard, Jr., President and CEO of Panahndle Oil and Gas Inc.

RE:  Important Notice of Blackout Period and Regulation BTR Trading Restrictions

Federal securities laws require us to send a notice whenever restrictions are imposed on your ability to trade in common stock of Panhandle Oil and Gas Inc. (“Panhandle” or the “Company”) due to a blackout period under an individual account retirement plan sponsored by the Company. A blackout period under the Panhandle Oil and Gas Inc. Employee Stock Ownership and 401(k) Plan (the “Plan”) will begin on April 25, 2018 and is expected to end the week of May 20, 2018 (the “Blackout Period”), or later if data transfer delays occur. Notification will be sent to Panhandle’s Directors and Executive Officers if delays occur. The reason for the Blackout Period is to facilitate the transfer of Plan recordkeeping and investment management services to Principal Life Insurance Company. During the Blackout Period participants in the Plan will be unable to take distributions from their Plan accounts, or direct or diversify their Plan investments, including with respect to Panhandle common stock.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 101 of Securities and Exchange Commission Regulation BTR, you – as a director or executive officer of the Company – are prohibited during the Blackout Period from directly or indirectly purchasing, selling or otherwise acquiring or transferring any equity security of the Company acquired in connection with your service as a director or employment as an executive officer - even if you are not a Plan participant. Transactions covered by this trading prohibition are not limited to those involving your direct ownership, but include any transaction in which you may have a pecuniary interest (e.g., transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement).

Certain transactions are exempt from these trading prohibitions (such as qualified Rule 10b5-1 plan transactions, bona fide gifts, transfers by will or laws of descent and distribution, and sales of stock not acquired in connection with service or employment as a director or executive officer). However, those exemptions are limited. If you hold both covered and non-covered securities, any sale or other transfer of securities by you during the Blackout Period will be treated as a transaction involving covered securities, unless you can identify the source of the transferred securities and demonstrate that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

Notice of Blackout Period and Regulation BTR Trading Restrictions, Page 2

Although the Blackout Period falls during a period in which your trading is already restricted under Panhandle’s trading window policy, we are required to provide you with this notice in order to comply with federal securities laws. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

Inquiries relating to the Blackout Period may be directed to Lonnie J. Lowry, Corporate Secretary, at Panhandle Oil and Gas Inc., 5400 North Grand Boulevard, Suite 300, Oklahoma City, OK 73112, or by telephone at (405) 948-1560.

/s/ Paul F. Blanchard, Jr.

Paul F. Blanchard, Jr.,

President and CEO, Panhandle Oil and Gas Inc.